Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS
FOURTH QUARTER AND YEAR END 2007 RESULTS
Same Store Sales Increase 1.0% for the Quarter
Cash Flow from Operations Exceeds $240 Million for 2007
Announces Prospective Settlement of Shafer/Johnson Matter

Plano, Texas, February 4, 2008 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS:RCII), the nation’s largest rent-to-own operator, today announced revenues and earnings for the quarter and year ended December 31, 2007.
Fourth Quarter 2007 Results
The Company reported total revenues for the quarter ended December 31, 2007 of $717.0 million, an increase of $60.9 million from the reported total revenues of $656.1 million for the same period in the prior year. This 9.3% increase in revenues was primarily driven by the Rent-Way acquisition that closed on November 15, 2006. Same store revenues for the quarter ended December 31, 2007 increased 1.0%.
Reported net loss for the quarter ended December 31, 2007 was $5.4 million, as compared to the reported net loss of $2.3 million for the same period in the prior year. Reported net earnings for the quarter ended December 31, 2007 were reduced by a $38.7 million pre-tax restructuring expense related to our previously announced store consolidation plan and other restructuring items and an $11.0 million pre-tax litigation charge related to the prospective settlement of the Shafer/Johnson matter, as discussed below. Reported net earnings for the quarter ended December 31, 2006 were reduced by a $58.0 million pre-tax litigation charge related to the Hilda Perez matter and a $2.6 million pre-tax refinancing expense as discussed below.
Reported diluted loss per share for the quarter ended December 31, 2007 was $0.08, as compared to the reported diluted loss per share of $0.03 for the same period in the prior year. Reported diluted earnings per share for the quarter ended December 31, 2007 were reduced by $0.39 per share as a result of the restructuring expense related to our previously announced store consolidation plan and other restructuring items and an additional $0.11 per share as a result of the litigation expense related to the prospective settlement of the Shafer/Johnson matter, as discussed below. Adjusted diluted earnings per share were $0.42, when excluding the restructuring expense related to our previously announced store consolidation plan and other restructuring items and the litigation expense, as discussed below. Reported net earnings per diluted share for the quarter ended December 31, 2006 were reduced by $0.51 per share as a result of the litigation expense related to the Hilda Perez matter and an additional $0.02 per share as a result of refinancing expenses, as discussed below.
“We are generally pleased with the results for the fourth quarter, where we saw positive same store sales and total revenue and adjusted diluted earnings per share that was within our guidance range. At the same time, the business environment remains uncertain,” commented Mark E. Speese, the Company’s Chairman and Chief Executive Officer. “In 2008, we intend to focus on the execution of our previously announced store consolidation plan, devote resources to the overall customer experience in our stores, enhance store level operations, improve operational efficiencies, and further invest in our financial services business, while continuing to generate significant cash flow from operations and maintaining a solid balance sheet,” Speese stated.

The Company also announced today that it has reached a prospective settlement with the plaintiffs to resolve the Eric Shafer et al. v. Rent-A-Center, Inc. and Victor E. Johnson et al. v. Rent-A-Center, Inc. coordinated matters pending in state court in Los Angeles, California. These matters allege violations by the Company of certain wage and hour laws of California. Under the terms contemplated, the Company anticipates it will pay an aggregate of $11.0 million in cash, including settlement costs and plaintiff’s attorneys’ fees, to be distributed to an agreed-upon class of Company employees from May 1998 through March 31, 2008. The Company would be entitled to any settlement fund monies not distributed under the terms of the prospective settlement. In connection with the prospective settlement, the Company is not admitting liability for its wage and hour practices in California. To account for the aforementioned costs, the Company recorded a pre-tax charge of $11.0 million in the fourth quarter of 2007. The terms of the prospective settlement are subject to the parties entering into a definitive settlement agreement and obtaining court approval. While the Company believes that the terms of this prospective settlement are fair, there can be no assurance that the settlement, if completed, will be approved by the court in its present form.
Year End December 31, 2007 Results
Total reported revenues for the twelve months ended December 31, 2007 were $2.906 billion, an increase of $0.472 billion from the reported total revenues of $2.434 billion for the same period in the prior year. This 19.4% increase in revenues was primarily driven by the Rent-Way acquisition that closed on November 15, 2006. Same store revenues for the twelve month period ending December 31, 2007 increased 2.1%.
Reported net earnings for the twelve months ended December 31, 2007 were $76.3 million, a decrease of $26.8 million from the reported net earnings of $103.1 million for the same period in the prior year. Reported net earnings for the twelve months ended December 31, 2007 were reduced by a $38.7 million pre-tax restructuring expense related to our previously announced store consolidation plan and other restructuring items, an $11.0 million pre-tax litigation charge related to the prospective settlement of the Shafer/Johnson matter and a $51.3 million pre-tax litigation charge related to the Hilda Perez matter, and were increased by a $3.9 million pre-tax benefit as a result of the receipt of accelerated royalty payments from franchisees in consideration of the termination of their franchise agreements, as discussed below. Reported net earnings for the twelve months ended December 31, 2006 were reduced by an aggregate of $73.3 million in pre-tax litigation expenses, and an aggregate of $4.8 million in pre-tax refinancing expenses, as discussed below.
Reported diluted earnings per share for the twelve months ended December 31, 2007 were $1.10, a decrease of $0.36 from the reported diluted earnings per share of $1.46 for the same period in the prior year. Reported diluted earnings per share for the twelve months ended December 31, 2007 were reduced by $0.37 per share as a result of the restructuring expense related to our previously announced store consolidation plan and other restructuring items, an additional $0.10 per share as a result of the litigation charge related to the prospective settlement of the Shafer/Johnson matter and $0.48 per share as a result of the litigation charge related to the Hilda Perez matter, and were increased by $0.04 per share as a result of the receipt of accelerated royalty payments from franchisees in consideration of the termination of their franchise agreements, as discussed below. Reported net earnings per diluted share for the twelve months ended December 31, 2006 were reduced by $0.65 per share as a result of litigation expenses and an additional $0.04 per share as a result of refinancing expenses, as discussed below.
Through the twelve month period ended December 31, 2007, the Company generated cash flow from operations of approximately $240.4 million, while ending the year with $97.4 million of cash on hand. During the twelve month period ended December 31, 2007, the Company repurchased 3,832,150 shares of its common stock for $83.4 million in cash under its common stock repurchase program. To date, the Company has repurchased a total of 18,460,950 shares and has utilized approximately $444.3 million of the $500.0 million authorized by its Board of Directors since the inception of the plan. In addition, during the twelve month period ended December 31, 2007, the Company reduced its outstanding indebtedness by approximately $33.9 million. Since

December 31, 2007, the Company has further reduced its outstanding indebtedness by approximately $60.0 million.
Operations Highlights
During the fourth quarter of 2007, the Company opened seven new store locations, acquired accounts from four locations, and consolidated 287 stores into existing locations, for a net reduction of 280 stores and an ending balance as of December 31, 2007 of 3,081 company-owned stores. During the fourth quarter of 2007, the Company added financial services to nine existing rent-to-own store locations, acquired accounts from two locations, consolidated 14 stores with financial services into existing locations, and closed one location, ending the quarter with a total of 276 stores providing these services.
Through the twelve month period ended December 31, 2007, the Company opened 27 new store locations, acquired 14 stores as well as accounts from 34 additional locations, consolidated 363 stores into existing locations, and sold three stores, for a net reduction of 325 stores since December 31, 2006. Through the twelve month period ending December 31, 2007, the Company added financial services to 157 existing rent-to-own store locations, acquired accounts from two locations, consolidated 21 stores with financial services into existing locations, and closed 10 locations, for a net addition of 126 stores providing these services.
Since December 31, 2007, the Company has opened one new store location, acquired accounts from two locations, consolidated four stores into existing locations, and sold four stores. The Company has added financial services to four existing rent-to-own store locations and closed two locations since December 31, 2007.
2007 Significant Items
Shafer/Johnson. In the fourth quarter of 2007, the Company recorded a pre-tax expense of $11.0 million related to the prospective settlement of the Eric Shafer et al. v. Rent-A-Center, Inc. and Victor E. Johnson et al. v. Rent-A-Center, Inc. coordinated matters pending in state court in Los Angeles, as discussed above. This litigation expense reduced diluted earnings per share in the fourth quarter of 2007 by $0.11 and for the twelve month period ended December 31, 2007 by $0.10.
Store Consolidation Plan Expenses. During the fourth quarter of 2007, the Company recorded a pre-tax restructuring expense of approximately $38.7 million related to the store consolidation plan and other restructuring items announced on December 3, 2007. The costs with respect to these store closings relate primarily to lease terminations, fixed asset disposals and other miscellaneous items. This restructuring expense reduced diluted earnings per share in the fourth quarter of 2007 by $0.39 and for the twelve month period ended December 31, 2007 by $0.37.
Settlement with ColorTyme Franchisees. On July 31, 2007, ColorTyme entered into a settlement agreement with five affiliated ColorTyme franchisees pursuant to which the franchise agreements with respect to approximately 65 ColorTyme stores were terminated. ColorTyme received a cash payment in satisfaction of the contractually required, future royalties owed to ColorTyme pursuant to the franchise agreements. This settlement payment increased diluted earnings per share by approximately $0.04 for the twelve month period ended December 31, 2007.
Hilda Perez. On November 5, 2007, we paid an aggregate of $109.3 million, including plaintiffs’ attorneys’ fees and administration costs, pursuant to the court approved settlement of the Hilda Perez v. Rent-A-Center matter pending in New Jersey. Under the terms of the settlement, the Company is entitled to 50% of any undistributed monies in the settlement. As previously reported, the Company recorded a pre-tax expense of $58.0 million in connection with the Perez matter during the fourth quarter of 2006, and an additional pre-tax charge of $51.3 million in the first quarter of 2007, to account for the aforementioned costs. The litigation expense with respect to the Perez settlement reduced diluted earnings per share by approximately $0.48 for the twelve month period ended December 31, 2007.

2006 Significant Items
2006 Litigation Expense
Hilda Perez. During the fourth quarter of 2006, the Company recorded a pre-tax expense of $58.0 million related to the Hilda Perez v. Rent-A-Center matter. This litigation expense reduced diluted earnings per share by approximately $0.51 in the fourth quarter of 2006 and $0.52 for the twelve month period ended December 31, 2006.
Burdusis/French/Corso. In the first quarter of 2007, we paid approximately $4.95 million, including attorneys’ fees, pursuant to the court approved settlement with the plaintiffs to resolve the Jeremy Burdusis, et al. v. Rent-A-Center, Inc., et al./Israel French, et al. v. Rent-A-Center, Inc. and Kris Corso, et al. v. Rent-A-Center, Inc. coordinated matters pending in state court in Los Angeles, California. The Company recorded a pre-tax expense of $4.95 million in the third quarter of 2006 to account for the settlement amount and attorneys’ fees. This litigation expense reduced diluted earnings per share by approximately $0.04 for the twelve month period ended December 31, 2006.
California Attorney General. As announced on October 30, 2006, the Company reached a settlement with the California Attorney General to resolve the inquiry received in the second quarter of 2004 regarding the Company’s business practices in California with respect to its cash prices and its membership program. As part of the settlement, the Company agreed to pay restitution to certain customers in the aggregate amount of approximately $9.6 million. The Company is in the process of finalizing the terms of the restitution program with the California Attorney General and expects to fund the restitution account as soon as reasonably practicable following the finalization of such terms. To account for the settlement costs, as well as the Company’s attorneys’ fees, the Company recorded a pre-tax charge of $10.35 million in the third quarter of 2006. The litigation expense with respect to the California Attorney General settlement reduced diluted earnings per share by approximately $0.09 for the twelve month period ended December 31, 2006.
2006 Refinancing Expense
2006 Senior Credit Facility Refinancing Expenses. During the third quarter of 2006, the Company recorded a pre-tax expense of approximately $2.2 million to write off the remaining unamortized balance of financing costs from our previous credit agreement closed in July 2004. This refinancing expense reduced diluted earnings per share by approximately $0.02 for the twelve month period ended December 31, 2006.
During the fourth quarter of 2006, the Company re-financed its credit agreement in connection with the RentWay acquisition and recorded a pre-tax expense of approximately $2.6 million to write off the remaining unamortized balance of financing costs from our previous credit agreement closed in July 2006. This refinancing expense reduced diluted earnings per share by approximately $0.02 in both the fourth quarter of 2006 and for the twelve month period ended December 31, 2006.
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Rent-A-Center will host a conference call to discuss the fourth quarter results, guidance and other operational matters on Tuesday morning, February 5, 2008, at 10:45 a.m. EDT. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.
Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates approximately 3,080 company-owned stores nationwide and in Canada and Puerto Rico. The stores generally offer high-quality, durable goods such as major consumer electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 215 rent-to-own stores operating under the trade name of “ColorTyme.”

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any repurchases of common stock the Company may make, or the potential impact of acquisitions or dispositions that may be completed after February 4, 2008.
FIRST QUARTER 2008 GUIDANCE:
Revenues
•	The Company expects total revenues to be in the range of $738 million to $753 million.
•	Store rental and fee revenues are expected to be between $632 million and $644 million.
•	Total store revenues are expected to be in the range of $727 million to $742 million.
•	Same store sales are expected to be in the flat to 1% range.
•	The Company expects to open approximately 5 new rent-to-own store locations.
•	The Company expects to add financial services to approximately 10 rent-to-own store locations.
Expenses
•	The Company expects cost of rental and fees to be between 22.6% and 23.0% of store rental and fee revenue and cost of merchandise sold to be between 68% and 72% of store merchandise sales.
•	Store salaries and other expenses are expected to be in the range of 56.8% to 58.3% of total store revenue.
•	General and administrative expenses are expected to be between 4.2% and 4.4% of total revenue.
•	Net interest expense is expected to be approximately $21 million, depreciation of property assets is expected to be approximately $18 million and amortization of intangibles is expected to be approximately $4 million.
•	The effective tax rate is expected to be approximately 37.0% of pre-tax income.
•	Diluted earnings per share are estimated to be in the range of $0.47 to $0.53.
•	Diluted shares outstanding are estimated to be between 66.8 million and 67.8 million.
FISCAL 2008 GUIDANCE:
Revenues
•	The Company expects total revenues to be in the range of $2.868 billion and $2.908 billion.
•	Store rental and fee revenues are expected to be between $2.515 billion and $2.555 billion.
•	Total store revenues are expected to be in the range of $2.830 billion and $2.870 billion.
•	Same store sales are expected to be in the flat to 2% range.
•	The Company expects to open approximately 40 new rent-to-own store locations.
•	The Company expects to add financial services to approximately 150 — 200 rent-to-own store locations.
Expenses
•	The Company expects cost of rental and fees to be between 22.6% and 23.0% of store rental and fee revenue and cost of merchandise sold to be between 72% and 76% of store merchandise sales.
•	Store salaries and other expenses are expected to be in the range of 57.0% to 58.5% of total store revenue.
•	General and administrative expenses are expected to be between 4.3% and 4.5% of total revenue.
•	Net interest expense is expected to be between $70 million and $75 million, depreciation of property assets is expected to be between $68 million and $73 million and amortization of intangibles is expected to be approximately $12 million.
•	The effective tax rate is expected to be approximately 37.0% of pre-tax income.
•	Diluted earnings per share are estimated to be in the range of $2.17 to $2.32.
•	Diluted shares outstanding are estimated to be between 67.0 million and 68.0 million.

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” or “believe,” or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding additional costs and expenses that could be incurred in connection with the store consolidation plan; uncertainties regarding the ability to open new rent-to-own stores; the Company’s ability to acquire additional rent-to-own stores on favorable terms; the Company’s ability to identify and successfully enter new lines of business offering products and services that appeal to its customer demographic, including its financial services products; the Company’s ability to enhance the performance of acquired stores; the Company’s ability to control costs; the Company’s ability to identify and successfully market products and services that appeal to its customer demographic; the Company’s ability to enter into new and collect on its rental purchase agreements; the Company’s ability to enter into new and collect on its short term loans; the passage of legislation adversely affecting the rent-to-own or financial services industries; interest rates; economic pressures affecting the disposable income available to the Company’s targeted consumers, such as high fuel and utility costs; changes in the Company’s stock price and the number of shares of common stock that it may or may not repurchase; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company’s effective tax rate; the Company’s ability to maintain an effective system of internal controls; changes in the number of share-based compensation grants, methods used to value future share-based payments and changes in estimated forfeiture rates with respect to share-based compensation; the resolution of the Company’s litigation; the court hearing the Walker case could refuse to approve the settlement or could require changes to the settlement that are unacceptable to the Company or the plaintiffs; the negotiation of and entry into definitive settlement documentation with respect to the prospective settlement of the Shafer/Johnson matter; one or more parties filing an objection to the prospective Shafer/Johnson settlement; a specified percentage of class members timely and validly opt out of the prospective Shafer/Johnson settlement; the court hearing the Shafer/Johnson case could refuse to approve the prospective settlement or could require changes to the prospective settlement that are unacceptable to the Company or the plaintiffs; and the other risks detailed from time to time in our SEC reports, including but not limited to, the Company’s annual report on Form 10-K for the year ended December 31, 2006, and its quarterly reports for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.
Contact for Rent-A-Center, Inc.:
David E. Carpenter
Vice President of Investor Relations
(972) 801-1214
dcarpenter@racenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS HIGHLIGHTS

	Three Months Ended December 31,
	2007	2007		2006	2006
	Before	After		Before	After
	Restructuring	Restructuring		Litigation	Litigation
	Expense &	Expense &		Expense &	Expense &
	Litigation	Litigation		Refinancing	Refinancing
	Expense	Expense		Expense	Expense
(In Thousands of Dollars, except per share data)	(Non-GAAP)	(GAAP)		(Non-GAAP)	(GAAP)

Total Revenue	$716,963	$716,963		$656,126	$656,126
Operating Profit	60,196	10,483	(1,2)	77,396	19,396
Net Earnings	28,071	(5,361	) (1,2)	35,596	(2,320	) (3)(4)
Diluted Earnings per Common Share	$0.42	$(0.08	) (1,2)	$0.50	$(0.03	) (3)(4)
Adjusted EBITDA	$82,679	$82,679		$95,296	$95,296

Reconciliation to Adjusted EBITDA:

Earnings before income taxes	38,254	(11,459)		59,845	(793)
Add back:
Litigation expense	—	11,000		—	58,000
Refinancing expense	—	—		—	2,638
Restructuring expense	—	38,713		—	—
Interest expense, net	21,942	21,942		17,551	17,551
Depreciation of property assets	18,674	18,674		15,172	15,172
Amortization of intangibles	3,809	3,809		2,728	2,728

Adjusted EBITDA	$82,679	$82,679		$95,296	$95,296

	Twelve Months Ended December 31,
	2007	2007		2006	2006
	Before Royalty	After Royalty
	Payment,	Payment,		Before	After
	Litigation	Litigation		Litigation	Litigation
	Expense, &	Expense, &		Expenses &	Expenses &
	Restructuring	Restructuring		Refinancing	Refinancing
	Expense	Expense		Expense	Expense
(In Thousands of Dollars, except per share data)	(Non-GAAP)	(GAAP)		(Non-GAAP)	(GAAP)

Total Revenue	$2,902,221	$2,906,121	(5)	$2,433,908	$2,433,908
Operating Profit	301,300	204,237	(1)(2)(5)(6)	295,244	221,944
Net Earnings	139,957	76,268	(1)(2)(5)(6)	152,147	103,092	(3)(4)(7)(8)(9)
Diluted Earnings per Common Share	$2.01	$1.10	(1)(2)(5)(6)	$2.15	$1.46	(3)(4)(7)(8)(9)
Adjusted EBITDA	$388,313	$388,313		$356,468	$356,468

Reconciliation to Adjusted EBITDA:

Earnings before income taxes	213,349	116,286		242,241	164,138
Add back:
Litigation expense	—	62,250		—	73,300
Refinancing expense	—	—		—	4,803
Franchisees royalty payment	—	(3,900)		—	—
Restructuring expense	—	38,713		—	—
Interest expense, net	87,951	87,951		53,003	53,003
Depreciation of property assets	71,279	71,279		55,651	55,651
Amortization of intangibles	15,734	15,734		5,573	5,573

Adjusted EBITDA	$388,313	$388,313		$356,468	$356,468
Note: See footnotes on next page

(1)	Includes the effects of a $38.7 million pre-tax restructuring expense in the fourth quarter of 2007 as part of the December 3, 2007 announced store consolidation plan and other restructuring items. The restructuring expense reduced diluted earnings per share by approximately $0.39 in the fourth quarter of 2007 and $0.37 for the twelve month period ended December 2007.

(2)	Includes the effects of a $11.0 million pre-tax expense in the fourth quarter of 2007 associated with the prospective settlement of the Shafer/Johnson matter. The expense reduced diluted earnings per share by approximately $0.11 in the fourth quarter of 2007 and $0.10 for the twelve month period ended December 31, 2007.

(3)	Includes the effects of a $58.0 million pre-tax expense in the fourth quarter of 2006 associated with the litigation expense with respect to the Perez case. The expense reduced diluted earnings per share by approximately $0.51 in the fourth quarter of 2006 and $0.52 for the twelve month period ended December 31, 2006.

(4)	Includes the effects of a $2.6 million pre-tax expense in the fourth quarter of 2006 for the refinancing of the Company’s senior credit facility. This refinancing expense reduced diluted earnings per share by approximately $0.02 in both the fourth quarter of 2006 and for the twelve month period ended December 31, 2006.

(5)	Includes the effects of $3.9 million in franchise royalty income in the third quarter of 2007 for the settlement agreement with five affiliated ColorTyme franchisees. The settlement payment increased diluted earnings per share by approximately $0.04 for the twelve month period ended December 31, 2007.

(6)	Includes the effects of a $51.3 million pre-tax litigation expense in the first quarter of 2007 associated with the settlement in the Perez case. The expense reduced diluted earnings per share by approximately $0.48 for the twelve month period ended December 31, 2007.

(7)	Includes the effects of a $2.2 million pre-tax expense in the third quarter of 2006 to write off the remaining unamortized balance of financing costs from the Company’s previous credit agreement. This refinancing expense reduced diluted earnings per share by approximately $0.02 in both the third quarter of 2006 and for the twelve month period ended December 31, 2006.

(8)	Includes the effects of a $4.95 million pre-tax expense recorded in the third quarter of 2006 pursuant to the court approved settlement with the plaintiffs to resolve the Jeremy Burdusis, et al. v. Rent-A-Center, Inc., et al./Israel French, et al. v. Rent-A-Center, Inc. and Kris Corso, et al. v. Rent-A-Center, Inc. coordinated matters pending in state court in Los Angeles, California. The expense reduced diluted earnings per share by approximately $0.04 for the twelve month period ended December 30, 2006.

(9)	Includes the effects of a $10.35 million pre-tax expense recorded in the third quarter of 2006 to account for the settlement costs and the Company’s attorneys’ fees associated with resolving the inquiry by the California Attorney General. The Company is in the process of finalizing the terms of the restitution program with the California Attorney General and expects to fund the restitution account as soon as reasonably practicable following the finalization of such terms. The Company also agreed to a civil penalty in the amount of $750,000, which was paid in the first quarter of 2007. The expense reduced diluted earnings per share by approximately $0.09 for the twelve month period ended December 31, 2006.

Selected Balance Sheet Data: (in Thousands of Dollars)	December 31, 2007	December 31, 2006
Cash and cash equivalents	$97,375	$92,344
Prepaid expenses and other assets	56,384	54,068
Rental merchandise, net
On rent	735,672	816,762
Held for rent	202,298	239,471
Total Assets	2,626,943	2,740,956

Senior debt	959,335	993,278
Subordinated notes payable	300,000	300,000
Total Liabilities	1,679,852	1,797,997
Stockholders’ Equity	947,091	942,959

Rent-A-Center, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended December 31,
	2007	2006
(In Thousands of Dollars, except per share data)	Unaudited
Store Revenue
Rentals and Fees	$640,720	$594,520
Merchandise Sales	47,494	37,020
Installment Sales	9,927	8,500
Other	7,796	5,344

	705,937	645,384

Franchise Revenue
Franchisee Merchandise Sales	9,973	9,625
Royalty Income and Fees	1,053	1,117

Total Revenue	716,963	656,126

Operating Expenses
Direct Store Expenses
Cost of Rentals and Fees	144,798	131,944
Cost of Merchandise Sold	39,460	30,473
Cost of Installment Sales	3,774	3,669
Salaries and Other Expenses	424,830	373,174
Franchise Cost of Merchandise Sold	9,511	9,203

	622,373	548,463

General and Administrative Expenses	30,585	27,539
Amortization of Intangibles	3,809	2,728
Litigation Expense	11,000	58,000
Restructuring Expense	38,713	—

Total Operating Expenses	706,480	636,730

Operating Profit	10,483	19,396

Refinancing Expense	—	2,638
Interest Expense	23,832	18,913
Interest Income	(1,890)	(1,362)

Earnings before Income Taxes	(11,459)	(793)

Income Tax Expense	(6,098)	1,527

NET EARNINGS	(5,361)	(2,320)

BASIC WEIGHTED AVERAGE SHARES	66,779	70,095

BASIC EARNINGS PER COMMON SHARE	$(0.08)	$(0.03)

DILUTED WEIGHTED AVERAGE SHARES	67,213	71,191

DILUTED EARNINGS PER COMMON SHARE	$(0.08)	$(0.03)

Rent-A-Center, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS

	Twelve Months Ended December 31,
	2007	2006
(In Thousands of Dollars, except per share data)	Unaudited
Store Revenue
Rentals and Fees	$2,594,061	$2,174,239
Merchandise Sales	208,989	175,954
Installment Sales	34,576	26,877
Other	25,482	15,607

	2,863,108	2,392,677

Franchise Revenue
Franchisee Merchandise Sales	34,229	36,377
Royalty Income and Fees	8,784	4,854

Total Revenue	2,906,121	2,433,908

Operating Expenses
Direct Store Expenses
Cost of Rentals and Fees	574,013	476,462
Cost of Merchandise Sold	156,503	131,428
Cost of Installment Sales	13,270	11,346
Salaries and Other Expenses	1,684,965	1,385,437
Franchise Cost of Merchandise Sold	32,733	34,862

	2,461,484	2,039,535

General and Administrative Expenses	123,703	93,556
Amortization of Intangibles	15,734	5,573
Litigation Expense	62,250	73,300
Restructuring Expense	38,713	—

Total Operating Expenses	2,701,884	2,211,964

Operating Profit	204,237	221,944

Refinancing Expense	—	4,803
Interest Expense	94,778	58,559
Interest Income	(6,827)	(5,556)

Earnings before Income Taxes	116,286	164,138

Income Tax Expense	40,018	61,046

NET EARNINGS	76,268	103,092

BASIC WEIGHTED AVERAGE SHARES	68,706	69,676

BASIC EARNINGS PER COMMON SHARE	$1.11	$1.48

DILUTED WEIGHTED AVERAGE SHARES	69,475	70,733

DILUTED EARNINGS PER COMMON SHARE	$1.10	$1.46